7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President and Chief Executive Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER 2016 RESULTS

Company Reports Comparable Store Sales Increase for Eighth Consecutive Quarter

Evansville, Indiana, August 31, 2016 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the second quarter ended July 30, 2016.

Second Quarter Highlights

•	Net sales increased $4.1 million to $231.9 million compared to $227.8 million in the second quarter of fiscal 2015

•	Comparable store sales increased 0.5 percent in the second quarter of 2016

•	Per-store inventories were down 2.5 percent at the end of the quarter compared to the second quarter of fiscal 2015

•	Repurchased 966,828 shares of common stock at a total cost of $23.6 million under share repurchase program

"Our non-athletic footwear categories, particularly sandals, performed well in the second quarter. Shoe Perks, our loyalty program, continued to be a valuable tool for us as we increased shopping frequency and average order value across our most loyal customers to report an eighth consecutive quarterly increase in comparable store sales,"  stated Cliff Sifford, Shoe Carnival's President and CEO. "We remain focused on the execution of our multi-channel strategic initiatives to fuel future growth in sales and profitability. Going forward, we have confidence in our opportunities and our ability to capitalize on them while maintaining the financial flexibility to continue our commitment of returning value to our shareholders through share repurchases and consistent dividend payments."

Second Quarter Financial Results

The Company reported net sales of $231.9 million for the second quarter of fiscal 2016, a 1.8 percent increase compared to net sales of $227.8 million for the second quarter of fiscal 2015.  Comparable store sales increased 0.5 percent in the second quarter of fiscal 2016.

The gross profit margin for the second quarter of fiscal 2016 decreased to 29.0 percent compared to 29.1 percent in the second quarter of fiscal 2015.  The merchandise margin decreased 0.4 percent.  Buying, distribution and occupancy expenses decreased 0.3 percent as a percentage of sales.

Selling, general and administrative expenses for the second quarter of fiscal 2016 increased $2.2 million to $60.6 million.  As a percentage of sales, these expenses increased to 26.1 percent compared to 25.6 percent in the second quarter of fiscal 2015.

The Company opened nine new stores in the second quarter of fiscal 2016 compared to five new stores in the second quarter of fiscal 2015.

Net earnings for the second quarter of fiscal 2016 were $4.1 million, or $0.22 per diluted share.  For the second quarter of fiscal 2015, the Company reported net earnings of $4.8 million, or $0.24 per diluted share.

Six Month Financial Results

Net sales during the first six months of fiscal 2016 increased $11.8 million to $492.4 million compared to the same period last year.  Comparable store sales for the twenty-six week period ended July 30, 2016, increased 1.6 percent.  Net earnings for the first six months of fiscal 2016 were $14.8 million, or $0.78 per diluted share, compared to net earnings of $15.2 million, or $0.76 per diluted share, in the first six months of fiscal 2015.  The gross profit margin for the first six months of fiscal 2016 was 29.0 percent compared to 29.3 percent in the same period last year.  Selling, general and administrative expenses remained flat as a percentage of sales.  The Company opened 12 stores and closed four stores during the first six months of fiscal 2016 compared to 12 store openings and 12 store closings in the first six months of fiscal 2015.

Fiscal 2016 Earnings Outlook

The Company is updating its annual fiscal 2016 sales outlook and is maintaining its diluted earnings per share outlook due to the positive benefit from the shares repurchased during the first half of the year.  Fiscal 2016 net sales are now expected to be in the range of $1.012 billion to $1.016 billion, with a comparable store sales increase in the range of 1.5 percent to 2.0 percent. Earnings per diluted share for the fiscal year are expected to be in the range of $1.58 to $1.65. This represents an increase of 9 percent to 14 percent over fiscal 2015 earnings per diluted share of $1.45.

Store Growth

The Company expects to open approximately 20 stores, including seven small-market stores, and close approximately ten stores in fiscal 2016.  Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
1st quarter 2016	3	4
2nd quarter 2016	9	0
3nd quarter 2016	2	1
4th quarter 2016	6	5
Fiscal year 2016	20	10

The nine new stores opened during the second quarter include locations in:

City	Market	Total Stores in the Market
Deptford, NJ	Philadelphia	9
Dover, DE	Philadelphia	9
Grandview, MO	Kansas City	5
Lebanon, IN	Indianapolis	13
Mesquite, TX	Dallas	11
Omaha, NE	Omaha	3
Paris, TN	Nashville	7
Richardson, TX	Dallas	11
Vestal, NY	Binghampton	1

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the second quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company's website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of August 31, 2016, the Company operates 412 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs or impairment charges associated with the closing of underperforming stores; our ability to successfully grow our e-commerce sales; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; and future stock repurchases under our stock repurchase program and future dividend payments, and other factors described in the Company's SEC filings, including the Company's latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)
	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Net sales	$231,907	$227,822	$492,377	$480,589
Cost of sales (including buying,
distribution and occupancy costs)	164,677	161,548	349,591	339,626

Gross profit	67,230	66,274	142,786	140,963
Selling, general and administrative
expenses	60,570	58,397	118,841	116,056

Operating income		7,877	23,945	24,907
Interest income	(2)	(31)	(5)	(34)
Interest expense	41	42	84	84

Income before income taxes	6,621	7,866	23,866	24,857
Income tax expense	2,517	3,049	9,101	9,644

Net income	$4,104	$4,817	$14,765	$15,213

Net income per share:
Basic	$0.22	$0.24	$0.78	$0.76
Diluted	$0.22	$0.24	$0.78	$0.76

Weighted average shares:
Basic	18,277	19,593	18,526	19,590
Diluted	18,282	19,606	18,531	19,604

Cash dividends declared per share	$0.070	$0.065	$0.135	$0.125

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
(Unaudited)

	July 30, 2016	January 30, 2016	August 1, 2015

ASSETS
Current Assets:
Cash and cash equivalents	$41,549	$68,814	$39,503
Accounts receivable	3,185	2,131	2,449
Merchandise inventories	351,220	292,878	349,037
Deferred income taxes	2,680	1,061	1,154
Other	7,991	5,193	9,093
Total Current Assets	406,625	370,077	401,236
Property and equipment - net	103,363	103,386	105,817
Deferred income taxes	7,045	7,158	7,003
Other noncurrent assets	1,053	472	381
Total Assets	$518,086	$481,093	$514,437

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$116,989	$72,086	$95,934
Accrued and other liabilities	19,759	15,848	20,740
Total Current Liabilities	136,748	87,934	116,674
Deferred lease incentives	30,634	31,971	30,411
Accrued rent	11,407	11,224	11,137
Deferred compensation	10,022	9,612	10,313
Other	811	550	370
Total Liabilities	189,622	141,291	168,905
Total Shareholders' Equity	328,464	339,802	345,532
Total Liabilities and Shareholders' Equity	$518,086	$481,093	$514,437

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)
(Unaudited)

	Twenty-six Weeks Ended July 30, 2016	Twenty-six Weeks Ended August 1, 2015

Cash Flows From Operating Activities
Net income	$14,765	$15,213
Adjustments to reconcile net income to net
cash (used in) provided by operating activities:
Depreciation and amortization	11,773	11,378
Stock-based compensation	2,123	1,752
Loss on retirement and impairment of assets	59	422
Deferred income taxes	(1,506)	(2,973)
Lease incentives	898	2,628
Other	(1,973)	(1,804)
Changes in operating assets and liabilities:
Accounts receivable	(1,054)	230
Merchandise inventories	(58,341)	(61,160)
Accounts payable and accrued liabilities	49,229	34,369
Other	(3,381)	(3,116)
Net cash (used in) provided by operating activities	12,592	(3,061)

Cash Flows From Investing Activities
Purchases of property and equipment	(11,910)	(16,679)
Proceeds from notes receivable	0	250
Net cash used in investing activities	(11,910)	(16,429)

Cash Flows From Financing Activities
Proceeds from issuance of stock	133	128
Dividends paid	(2,533)	(2,497)
Excess tax benefits from stock-based compensation	2	32
Purchase of common stock for treasury	(25,238)	0
Shares surrendered by employees to pay taxes on restricted stock	(311)	(46)
Net cash used in financing activities	(27,947)	(2,383)
Net decrease in cash and cash equivalents	(27,265)	(21,873)
Cash and cash equivalents at beginning of period	68,814	61,376
Cash and Cash Equivalents at End of Period	$41,549	$39,503